BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

ARTICLES SUPPLEMENTARY

10,000,000 SHARES OF

7.625% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the “Department”) that:

FIRST:     Pursuant to the authority expressly vested in the board of directors of the Corporation (the “Board of Directors”) by Article V of the charter of the Corporation, filed with the Department on April 19, 2013, and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by resolutions duly adopted on [____], 2013, has (i) authorized the classification and designation of 10,000,000 shares of the authorized but unissued preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), as a separate class of Preferred Stock, (ii) authorized filing of these Articles Supplementary with the Department in order to set forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock, and (iii) authorized the issuance of a maximum of 10,000,000 shares of such class of Preferred Stock to the former holders of the 7.625% Series A Cumulative Redeemable Preferred Stock issued by MPG Office Trust, Inc., a Maryland corporation (“MPG”), in exchange for shares of such preferred stock of MPG pursuant to the merger (the “Merger”) of MPG with and into the Surviving REIT (as defined below) contemplated by the Agreement and Plan of Merger, dated as of April 24, 2013 (as amended by that Waiver and First Amendment to the Agreement and Plan of Merger, dated as of May 19, 2013, and as it may be further amended from time to time, the “Merger Agreement”), by and among Brookfield DTLA Holdings L.P., a Delaware limited partnership, the Corporation, Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (the “Surviving REIT”), Brookfield DTLA Fund Properties LLC, a Maryland limited liability company, MPG and MPG Office, L.P., a Maryland limited partnership.

SECOND:   The Board of Directors has unanimously adopted the resolutions classifying and designating the Preferred Stock as a separate class of Preferred Stock to be known as the “7.625% Series A Cumulative Redeemable Preferred Stock” and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 7.625% Series A Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 10,000,000 shares of 7.625% Series A Cumulative Redeemable Preferred Stock.

THIRD:     The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Corporation designated as 7.625% Series A Cumulative Redeemable Preferred Stock are as follows (the “Series A Terms”), which upon any restatement of the charter shall be made a part of or incorporated by reference into the charter with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

Section 1.   Designation and Number. A series of Preferred Stock, designated the “7.625% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) is hereby established, which shall (i) be treated as a continuation of the authorized preferred stock issued by MPG (the “MPG Preferred Stock”) in accordance with that certain board resolution adopted on January 9, 2004 by the board of directors of MPG, and that certain Articles Supplementary of MPG, dated as of January 15, 2004 and filed with SDAT on January 16, 2004 (the “MPG Preferred Articles”), such MPG Preferred Stock to be cancelled and exchanged for Series A Preferred Stock in accordance with the Merger Agreement and (ii) subject to certain waivers of the Ownership Limits set forth in Section 7, have the terms and conditions as the Series A Terms (as defined in the MPG Preferred Articles) without material change. The number of shares of Series A Preferred Stock shall be 10,000,000.

Section 2.   Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, rank: (i) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), the 12.5% Series B Cumulative Nonvoting Preferred Stock of the Corporation, par value $0.01 per share (the “Series B Preferred Stock”), and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; (ii) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and (iii) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. The term “capital stock” does not include debt securities, which will rank senior to the Preferred Stock (including Series A Preferred Stock and the Series B Preferred Stock) prior to conversion.

2

Section 3.   Dividends.

(a)          Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $1.90625 per share of the Series A Preferred Stock). Such dividends shall accrue and be cumulative from and including the first date on which any shares of Series A Preferred Stock are issued (as applicable, the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing [________], 2013; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The Corporation agrees that any and all accrued but unpaid dividends (whether or not declared) on each share of MPG Preferred Stock in exchange for which a share of Series A Preferred Stock is issued pursuant to the Merger, shall be treated for purposes of these Articles Supplementary as if accrued by the Corporation with respect to such share of the Series A Preferred Stock and shall continue to be deemed accrued thereon as if accrued on the Series A Preferred Stock prior to the Original Issue Date and otherwise in accordance with this Section 3(a) (such amount with respect to each share of Series A Preferred Stock, the “MPG Preferred Accrual”). The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months, Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 or less than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each January, April, July and October, commencing on [________], 2013. “Dividend Period” shall mean the respective periods commencing on and including the first day of February, May, August and November of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include [________], 2013, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5, which shall end on and include the call date with respect to the shares of Preferred Stock being redeemed). For the avoidance of doubt, the MPG Preferred Accrual with respect to each share of MPG Preferred Stock as of the date such MPG Preferred Stock is exchanged for Series A Preferred Stock shall be a payment obligation of the Corporation and treated as if constituting dividends accrued and unpaid on such Series A Preferred Stock in accordance with this Section 3(a).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b)          Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

3

(c)          Except as provided in Section 3(d) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article VI of the charter or Section 7 hereof), unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods (including the MPG Preferred Accrual) and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d)          When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock (including the MPG Preferred Accrual) and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock (including the MPG Preferred Accrual) and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock (including the MPG Preferred Accrual) and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears (including the MPG Preferred Accrual).

(e)          Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the MPG Preferred Accrual and then against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(f)           Except as prohibited by the charter or Maryland law, in the event that the Surviving REIT declares and pays a dividend to the Corporation on the 7.625% Series A Cumulative Redeemable Preferred Stock of the Surviving REIT (the “Surviving REIT Series A Preferred Stock”), the Board of Directors shall authorize, and the Corporation shall declare and pay, a like dividend out of funds legally available for the payment of dividends on the Series A Preferred Stock.

4

Section 4.   Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment or provision of the debts and other liabilities of the Corporation, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment (including the MPG Preferred Accrual). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of shares of capital stock ranking, as to voluntary or involuntary liquidation rights, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 days nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

(b)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.   Redemption.

(a)          The Series A Preferred Stock shall be subject to the provisions of Section 7 pursuant to which the Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit shall automatically be transferred to a Trust with the exclusive benefit of a Charitable Beneficiary (as defined in Section 7).

5

(b)          From and after the date hereof, the Corporation, at its option upon not less than 30 days nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to and including the date fixed for redemption (including the MPG Preferred Accrual), without interest, to the extent the Corporation has funds legally available therefor. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Ownership Limit. If redemption is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership or Constructive Ownership (as defined in Section 7(a)) in excess of the Ownership Limit (as defined in Section 7(a)), or such other limit as permitted by the Board of Directors or the Committee pursuant to Section 7(i), because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the Ownership Limit or such other limit, as applicable, subsequent to such redemption. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption (including the MPG Preferred Accrual) following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends (including the MPG Preferred Accrual), then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends (including the MPG Preferred Accrual) payable upon such redemption, without interest. So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c)          In the event of any redemption of the Series A Preferred Stock in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5(c). If the Corporation calls for redemption any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to and including the date fixed for redemption (including the MPG Preferred Accrual).

6

(d)          Unless full cumulative dividends (including the MPG Preferred Accrual) on all Series A Preferred Stock shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on parity with or junior to the Series A Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock by the Corporation in accordance with the terms of Section 5(c) and Section 7 or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(e)          Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 days nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places where the certificates representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid dividends (including the MPG Preferred Accrual) will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(f)           If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

7

(g)          All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5(g) shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h)          The Series A Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit shall be subject to the provisions of Section 5(h) and Section 7.

Section 6.   Voting Rights.

(a)          Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(b)          Whenever (i) dividends on any share of Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), or (ii) any of the MPG Preferred Accrual remains unpaid with respect to any shares of the Series A Preferred Stock, the holders of such Series A Preferred Stock (voting as a single class with all other classes or series of parity preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) at the next annual or special meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series A Preferred Stock (including the MPG Preferred Accrual) and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors. For the avoidance of doubt, if on the Original Issue Date any portion of the MPG Preferred Accrual remains unpaid with respect to any share of the Series A Preferred Stock, the two directors of MPG who were elected by the holders of the MPG Preferred Stock shall be the two initial Preferred Directors on the Original Issue Date, at which time the entire Board of Directors will be increased by two directors, and shall serve until the next annual or special meeting of stockholders and until their successors are elected and qualified as described in the foregoing sentence.

(c)          For so long as the holders of Series A Preferred Stock shall be entitled to elect Preferred Directors as provided by Section 6(b), and Preferred Directors are duly elected and qualified, the Corporation, in its capacity as the holder of the Surviving REIT Series A Preferred Stock, shall cause the Preferred Directors elected by the holders of the Series A Preferred Stock to also be elected as the “Preferred Directors” (as defined in the charter of the Surviving REIT) of the Surviving REIT; provided, however, that in the event of the resignation or removal of a Preferred Director, the Corporation, in its capacity as the holder of the Surviving REIT Series A Preferred Stock, shall remove such Preferred Director (as defined in the charter of the Surviving REIT) as a director of the Surviving REIT.

8

(d)          The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. For so long as a Preferred Dividend Default shall continue or the MPG Preferred Accrual shall remain unpaid, the election will take place at (i) either (A) a special meeting called in accordance with Section 6(e) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation’s next annual or special meeting of stockholders and (ii) at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such dividends in arrears and dividends for the current quarterly period on the Series A Preferred Stock, including the MPG Preferred Accrual, and on each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly dividend periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(e)           At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and each class or series of other Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. The record date for determining holders of the Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and other Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Parity Preferred then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Parity Preferred present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate and the MPG Preferred Accrual shall have been paid after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Preferred Stock that would have been entitled to vote at such special meeting.

9

(f)           If and when all accumulated dividends and the MPG Preferred Accrual shall have been paid on the Series A Preferred Stock and all accumulated dividends shall have been paid on all classes or series of Parity Preferred, the right of the holders of Series A Preferred Stock and the Parity Preferred to elect such Preferred Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and other Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 6(e) (voting separately as a single class with all other classes or series of Parity Preferred). So long as a Preferred Dividend Default shall continue or the MPG Preferred Accrual shall remain unpaid, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

(g)          So long as any share of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and each other class or series of Parity Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create, issue or increase (or cause or permit to be authorized, created, issued or increased) the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal (or cause to be amended, altered or repealed) the provisions of the charter or the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Corporation. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

10

(h)          So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required for the Corporation to take any action as a stockholder of the Surviving REIT to cause or permit the Surviving REIT to: (i) authorize, create, issue or increase (or caused to be authorized, created, issued or increased) the authorized or issued amount of, any class or series of capital stock ranking senior to the Surviving REIT Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Surviving REIT or reclassify any authorized shares of capital stock of the Surviving REIT into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock or (ii) amend, alter or repeal (or cause to be amended, altered or repealed) the provisions of the charter of the Surviving REIT or the terms of the Surviving REIT Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (a “Surviving REIT Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Surviving REIT Series A Preferred Stock; provided however, with respect to the occurrence of any of the Surviving REIT Events set forth in (ii) above, so long as the Surviving REIT Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of a Surviving REIT Event, the Surviving REIT may not be the surviving entity, the occurrence of such Surviving REIT Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Surviving REIT Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to such action by the Corporation with respect to any of the Surviving REIT Events set forth in (ii) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of a Surviving REIT Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Surviving REIT Events set forth in (ii) above, then such holders shall not have any voting rights with respect to Corporation’s actions to cause or permit the Surviving REIT Events set forth in (ii) above. Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect any action by the Corporation, in its capacity as a stockholder of the Surviving REIT, to cause or permit (A) any increase in the total number of authorized shares of common stock or preferred stock of the Surviving REIT, or (B) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of capital stock of the Surviving REIT, or (C) any increase in the number of authorized shares of any other class or series of capital stock of the Surviving REIT, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Surviving REIT Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Surviving REIT. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action as a stockholder of the Surviving REIT, including a Surviving REIT Event, regardless of the effect that such corporate action or Surviving REIT Event may have upon the powers, preferences, voting power or other rights or privileges of the Surviving REIT Series A Preferred Stock.

11

(i)           The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(j)           In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 7.   Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a)          Definitions. For the purposes of Section 5 and this Section 7, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series A Preferred Stock by a Person who is or would be treated as an owner of such Series A Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7(c)(6).

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series A Preferred Stock by a Person who is or would be treated as an owner of such Series A Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

12

“Market Price” means the last reported sales price reported on the New York Stock Exchange of the Series A Preferred Stock on the trading day immediately preceding the relevant date, or if the Series A Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series A Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series A Preferred Stock may be traded, or if the Series A Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series A Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Series A Preferred Stock of the Corporation, excluding any such outstanding Series A Preferred Stock which is not treated as outstanding for federal income tax purposes. The number and value of shares of outstanding Series A Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Parent” shall mean Brookfield DTLA Holdings, L.P., a Delaware limited partnership.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series A Preferred Stock provided that the ownership of such shares of Series A Preferred Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(2), the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series A Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(2), the record holder of the shares of Series A Preferred Stock if such Transfer had been valid under Section 7(b)(1).

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

13

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Series A Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series A Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series A Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series A Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series A Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7(c).

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

(b)          Restriction on Ownership and Transfers.

1.          Prior to the Restriction Termination Date:

i.           except as provided in Section 7(i), no Person, other than Parent, another subsidiary of Parent or any Person who owns a direct or indirect interest in Parent, shall Beneficially Own Series A Preferred Stock in excess of the Ownership Limit;

ii.          except as provided in Section 7(i), no Person, other than Parent, another subsidiary of Parent or any Person who owns a direct or indirect interest in Parent, shall Constructively Own Series A Preferred Stock in excess of the Ownership Limit; and

iii.         no Person shall Beneficially or Constructively Own Series A Preferred Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

2.          If, prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series A Preferred Stock in violation of Section 7(b)(1), (i) then that number of shares of Series A Preferred Stock that otherwise would cause such Person to violate Section 7(b)(1) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series A Preferred Stock in violation of Section 7(b)(1), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 7(b)(1) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

14

3.          notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series A Preferred Stock that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series A Preferred Stock.

4.          It is expressly intended that the restrictions on ownership and Transfer described in this Section 7(b)(2) shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Series A Preferred Stock of the Corporation.

(c)          Transfers of Series A Preferred Stock in Trust.

1.          Upon any purported Transfer or other event described in Section 7(b)(2), such Series A Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7(b)(2). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7(c)(6).

2.          Series A Preferred Stock held by the Trustee shall be issued and outstanding Series A Preferred Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series A Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series A Preferred Stock held in the Trust.

15

3.          The Trustee shall have all voting rights and rights to dividends with respect to Series A Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series A Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series A Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series A Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series A Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series A Preferred Stock prior to the discovery by the Corporation that the Series A Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 7, until the Corporation has received notification that the Series A Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

4.          Within 20 days of receiving notice from the Corporation that shares of Series A Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series A Preferred Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Series A Preferred Stock will not violate the ownership limitations set forth in Section 7(b)(1). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series A Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7(c)(4). The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series A Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series A Preferred Stock at Market Price, the Market Price of such shares of Series A Preferred Stock on the day of the event which resulted in the transfer of such shares of Series A Preferred Stock to the Trust )and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series A Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Series A Preferred Stock have been transferred to the Trustee, such shares of Series A Preferred Stock are sold by a Purported Record Transferee then (x) such shares of Series A Preferred Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Series A Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7(c)(4), such excess shall be paid to the Trustee upon demand.

5.          Series A Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series A Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series A Preferred Stock at Market Price, the Market Price of such shares of Series A Preferred Stock on the day of the event which resulted in the transfer of such shares of Series A Preferred Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Series A Preferred Stock held in the Trust pursuant to Section 7(c)(4). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series A Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series A Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

16

6.          By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Series A Preferred Stock held in the Trust would not violate the restrictions set forth in Section 7(b)(1) in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

(d)          Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7(b) or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 7(b), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Series A Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7(b)(1), shall automatically result in the transfer to a Trust as described in Section 7(b)(2) and any Transfer in violation of Section 7(b)(3) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(e)          Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 7(b)(1), or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7(b)(2), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(f)           Owners Required to Provide Information. Prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of Series A Preferred Stock on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, or as otherwise permitted by the Board of Directors.

17

(g)          Remedies Not Limited. Nothing contained in this Section 7 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(h)          Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7, including any definition contained in Section 7(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it. In the event this Section 7 requires an action by the Board of Directors and the charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 7. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7(b)(2)) acquired Beneficial or Constructive Ownership of Series A Preferred Stock in violation of Section 7(b)(1), such remedies (as applicable) shall apply first to the shares of Series A Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series A Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series A Preferred Stock based upon the relative number of the shares of Series A Preferred Stock held by each such Person.

(i)           Exceptions.

1.          Subject to Section 7(b)(1)(iii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation, set forth in Section 7(b)(1)(i), on a Person Beneficially Owning shares of Series A Preferred Stock in excess of the Ownership Limit, if the Board of Directors determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Series A Preferred Stock to violate the Ownership Limit and that any such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

2.          Subject to Section 7(b)(1)(iii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation, set forth in Section 7(b)(1)(ii), on a Person Constructively Owning Series A Preferred Stock in excess of the Ownership Limit, if the Board of Directors determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

18

3.          Subject to Section 7(b)(1)(iii) and the remainder of this Section 7(i)(3), the Board of Directors may from time to time increase the Ownership Limit for one or more Persons and decrease the Ownership Limit for all other Persons; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership in Series A Preferred Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of Series A Preferred Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Series A Preferred Stock in excess of such percentage ownership of Series A Preferred Stock will be in violation of the Ownership Limit, and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Series A Preferred Stock.

4.          In granting a person an exemption under Section 7(i)(1) or 7(i)(2) above, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7(b)) will result in such Series A Preferred Stock being transferred to a Trust in accordance with Section 7(b)(2). Prior to granting any exception pursuant to Section 7(i)(1) or 7(i)(2), the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(j)           Legend.

1.          Each certificate for Series A Preferred Stock shall bear substantially the following legends in addition to any legends required to comply with federal and state securities law:

Classes of Stock

THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE CORPORATION'S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS AND SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

19

Restriction on Ownership and Transfer

THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLES SUPPLEMENTARY FOR THE SERIES A PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S SERIES A PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES A PREFERRED STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES A PREFERRED STOCK THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SERIES A PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES A PREFERRED STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES A PREFERRED STOCK REPRESENTED HEREBY IN VIOLATION OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS TN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE CORPORATION’S ARTICLES SUPPLEMENTARY SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES A PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

20

(k)          Severability. If any provision of this Section 7 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

(l)           Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 7.

(m)         Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 8.   No Conversion Rights. The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

Section 9.   Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 10.   No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock.

Section 11.   Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the charter.

Section 12.   Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 13.   Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and the effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

21

Section 14.   No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

FOURTH:   The Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the charter.

FIFTH:   These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH:   These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH:   The undersigned ____________________________________ of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned _____________ __________________ acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

22

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its ______________________________ and attested to by its _____________________________________ on this ____ of ________, 2013.

BROOKFIELD DTLA FUND OFFICE TRUST
INVESTOR INC.

By:
Name:
Title:

(SEAL)

ATTEST:

Name:
Title: